Exhibit 99.1

Individual Trustees
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO SECOND QUARTER 2010 DISTRIBUTION; REMOVAL OF INDIVIDUAL TRUSTEE

AUSTIN, TEXAS JUNE 23, 2010—TEL OFFSHORE TRUST announced that there will be no trust distribution for the second quarter of 2010 for unitholders of record on June 30, 2010. The Trust has not been able to make a distribution to unitholders since January 9, 2009. The financial and operating information included herein for the Trust’s second quarter of 2010 reflects financial and operating information with respect to the royalty properties for the months of February, March and April 2010.

Gas revenues recorded by the Working Interest Owners on the royalty properties decreased approximately 24% to $349,538 in the second quarter of 2010 from $461,131 in the first quarter of 2010.  Natural gas volumes during the second quarter of 2010 decreased approximately 41% to 57,971 Mcf from 98,850 Mcf during the first quarter of 2010. The decrease in volumes is due primarily to the cessation of production at Ship Shoal 182/183 in late March 2010 due to a leak in the oil pipeline that services Ship Shoal 182/183.  Such pipeline was repaired and Ship Shoal 182/183 was reopened on May 1, 2010 after a 36-day shut-in. The decrease in volumes was partially offset by an increase of approximately 29% in the average price received for natural gas, to $6.03 per Mcf in the second quarter of 2010 as compared to $4.66 per Mcf received in the first quarter of 2010.

Crude oil revenues recorded by the Working Interest Owners on the royalty properties decreased approximately 40% to $2,307,559 in the second quarter of 2010 from $3,847,919 in the first quarter of 2010.  Oil volumes during the second quarter of 2010 decreased approximately 41% to 29,867 barrels, compared to 50,908 barrels of oil produced in the first quarter of 2010. The decrease in volumes is due primarily to the cessation of production at Ship Shoal 182/183 as described above. The average price received for oil increased approximately 2% to $77.26 per barrel in the second quarter of 2010 as compared to $75.59 per barrel received in the first quarter of 2010.

The Trust’s share of capital expenditures increased by $42,361 in the second quarter of 2010 to $69,177, as compared to $26,816 in the first quarter of 2010. The Trust’s share of operating expenses decreased by $4,504,556 in the second quarter of 2010 to $1,445,137 as compared to $5,949,693 for the first quarter of 2010. The decrease in operating expenditures is due to less abandonment work being completed at Eugene Island 339 during the second quarter of 2010 than during the first quarter of 2010; however, a large portion of the abandonment work remains to be completed, with completion not expected until the first quarter of 2012.

For the second quarter of 2010, under the terms of the conveyance for the royalty properties, gross proceeds for the royalty properties exceeded related development and production costs, with the Trust’s portion of such excess equal to approximately $265,000.  However, as of April 30, 2010, aggregate development and production costs for the royalty properties since November 2008 have exceeded the related proceeds of production from the royalty properties by approximately $5.9 million.

As a result, the Trust will not be receiving any net proceeds from the second quarter of 2010. No funds were released or escrowed from the Trust’s Special Cost Escrow in the second quarter of 2010.  The Trust’s Special Cost Escrow balance was $4,306,383 as of the end of the Trust’s second quarter of 2010.

As previously reported, production from West Cameron 643 ceased following damage inflicted by Hurricane Ike in September 2008 to a third-party transporter’s pipeline. The Managing General Partner of the TEL Offshore Trust Partnership understands that the owner of the pipeline has canceled its repair plans for the remainder of 2010, and that the operator of West Cameron 643 submitted to the Minerals Management Service a request for an extension of the program to restore production, but that the operator has not yet received a response to such request. At this time, there can be no assurance as to when, or if at all, production may be restored at West Cameron 643.

On June 18, 2010, Daniel O. Conwill, IV sent to the other Trustees a letter of resignation as a Trustee.  At a meeting of the Trustees on June 21, 2010, and in accordance with the Trust’s Trust Agreement, the other two individual Trustees of the Trust affirmatively voted to remove Mr. Conwill as a Trustee, effective as of June 21, 2010, in order to effect such desired change in status as a Trustee and to avoid required notices and other potential delays under the Trust Agreement associated with a resignation by an individual Trustee.

This press release contains forward-looking statements.  Although the Managing General Partner of the TEL Offshore Trust Partnership has advised the Trust that the Managing General Partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2009 under “Item 1A. Risk Factors” and in the Trust’s Form 10-Q for the quarterly period ended March 31, 2010 under “Part II, Item 1A. Risk Factors”.  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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